                            SCHEDULE 14A INFORMATION
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          MEDICAL MANAGER CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               MEDICAL MANAGER CORPORATION
                         3001 NORTH ROCKY POINT DRIVE, SUITE 100
                                  TAMPA, FLORIDA 33607

                             -----------------------------

                     NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS

                             -----------------------------

        TO THE STOCKHOLDERS OF MEDICAL MANAGER CORPORATION:

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders of Medical Manager Corporation, a Delaware corporation (the "Company"), will be held on July 29, 1997 at 10:00 A.M., Eastern Daylight Savings Time, at the Company's Alachua, Florida offices located at 15151 N.W. 99th Street, Alachua, Florida 32618, for the following purposes, all of which are set forth more completely in the accompanying proxy statement:

     (1) To re-elect John H. Kang and elect Frederick B. Karl, Jr. to serve on the Company's Board of Directors until the 2000 Annual Meeting of Stockholders or until the election and qualification of their respective successors;

     (2) To ratify the selection of Coopers & Lybrand LLP as the Company's independent auditors for the fiscal year ending December 31, 1997; and

     (3) To transact such other business as may properly come before the meeting.

     Pursuant to the Company's By-laws, the Board of Directors has fixed the close of business on June 23, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     A FORM OF PROXY AND THE ANNUAL REPORT OF THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 ARE ENCLOSED. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Frederick B. Karl, Jr.
                                          Vice President, General Counsel and
                                          Secretary

Tampa, Florida
June 27, 1997

                          MEDICAL MANAGER CORPORATION
                    3001 NORTH ROCKY POINT DRIVE, SUITE 100
                              TAMPA, FLORIDA 33607

                             ---------------------

                                PROXY STATEMENT
                             ---------------------

     The enclosed proxy is solicited by the Board of Directors (the "Board") of Medical Manager Corporation, a Delaware corporation (the "Company"), for use at the Company's 1997 Annual Meeting of Stockholders (the "Annual Meeting") to be held on July 29, 1997 at 10:00 A.M. Eastern Daylight Savings Time, at the Company's Alachua, Florida offices located at 15151 N.W. 99th Street, Alachua, Florida 32615. The approximate date on which this proxy statement and the enclosed form of proxy will be sent to stockholders will be June 27, 1997. The form of proxy provides a space for you to indicate your vote for each proposal. You are urged to indicate your vote on each matter in the space provided. If signed but no space is marked, the proxy will be voted by the persons therein named for each of the following purposes: (i) the re-election of John H. Kang and election of Frederick B. Karl, Jr. to serve on the Company's Board of Directors until the 2000 Annual Meeting of Stockholders or until their successors are elected and qualified, (ii) the ratification of the selection of Coopers & Lybrand LLP as the Company's independent auditors for the fiscal year ending December 31, 1997; and (iii) in their discretion, upon such other business as may properly come before the meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE FILL IN, SIGN AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

     The cost of the Board's proxy solicitation will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally and by telephone and facsimile, all without extra compensation.

     At the close of business on June 23, 1997 (the "Record Date"), the Company had outstanding 18,713,408 shares of $.01 par value common stock ("Common Stock"). Each share of Common Stock entitles the holder thereof on the Record Date to one vote on each matter submitted to a vote of stockholders at the Annual Meeting. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. In the event that there are not sufficient votes for approval of any of the matters to be voted upon at the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies. The quorum necessary to conduct business at the Annual Meeting consists of a majority of the outstanding shares of Common Stock.

     Shares represented by proxies which are marked "abstain" or which are marked to deny discretionary authority will only be counted for determining the presence of a quorum. Votes withheld in connection with the election of one or more of the nominees for Director will not be counted as votes cast for such individuals. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals.

     A list of the stockholders entitled to vote at the Annual Meeting will be available at the Company's principal executive office located at 3001 North Rocky Point Drive, Suite 100, Tampa, Florida 33607, for a period of ten (10) days prior to the Annual Meeting for examination by any stockholder.

     Officers and directors of the Company beneficially own approximately 49.6% of the outstanding shares of Common Stock. See "Security Ownership of Certain Beneficial Owners and Management."

     A STOCKHOLDER WHO SUBMITS A PROXY ON THE ACCOMPANYING FORM OF PROXY HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS USE BY DELIVERING A WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY EXECUTING A LATER-DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON. UNLESS AUTHORITY IS WITHHELD, PROXIES WHICH ARE PROPERLY EXECUTED WILL BE VOTED FOR THE PURPOSES SET FORTH THEREON.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information, as of the Record Date, concerning each of the Company's current directors and executive officers.

                NAME                      AGE                   POSITION                 TERM EXPIRES
-------------------------------------  ---------  ------------------------------------  --------------
Michael A. Singer....................     50      Chairman of the Board; Chief          1999
                                                  Executive Officer
John H. Kang.........................     34      President; Director                   1997
Richard W. Mehrlich..................     49      Executive Vice President -- Sales     1998
                                                  and Marketing; Director
Lee A. Robbins.......................     55      Vice President and Chief Financial    Not Applicable
                                                  Officer
John P. Sessions.....................     55      Vice President and Chief Operating    Not Applicable
                                                  Officer
Frederick B. Karl, Jr................     42      Vice President, General Counsel and   1997
                                                  Secretary; Director
Courtney F. Jones....................     57      Director                              1999
Raymond Kurzweil.....................     49      Director                              1998
Chris A. Peifer......................     49      Director                              1998

     Michael A. Singer has been Chairman of the Board and Chief Executive Officer of the Company since the consummation of the Company's initial public offering (the "Offering") in February 1997. Mr. Singer is the founder of Medical Manager Research & Development, Inc., formerly known as Personalized Programming, Inc. ("MM Research & Development"), one of the five businesses which became separate wholly-owned subsidiaries of the Company simultaneously with the closing of the Offering (the "Founding Companies"), and the principal inventor of The Medical Manager software program. From MM Research & Development's inception in 1981, Mr. Singer has been a director and its President and Chief Executive Officer. Mr. Singer received a B.A. in Business Administration from the University of Florida in 1969, and a Masters degree in Economics from the University of Florida in 1971.

     John H. Kang has been President and a director of the Company since July 1996. He is the founder of Medical Manager Southeast, Inc., formerly known as National Medical Systems, Inc. ("MM Southeast") and has served as its President since its inception in 1994. In 1987, Mr. Kang founded J. Holdsworth Capital, Ltd., a private investment firm, and is currently its President. He has been a director of Amorphous Technologies International, a company engaged in the research and development and manufacture of metal alloy, since May 1995. Mr. Kang also has been a director of Nutcracker Snacks, Inc., a manufacturer of snack foods, since December 1988. From June 1988 until September 1996, Mr. Kang was the Chairman and a director of Clayton Group, Inc., a distributor of waterworks materials. Mr. Kang received an A.B. in Economics from Harvard College in 1985.

     Richard W. Mehrlich has been Executive Vice President -- Sales and Marketing and a director of the Company since the consummation of the Offering. Mr. Mehrlich is the founder and a director of Medical Manager Sales & Marketing, Inc., formerly known as Systems Plus, Inc. ("MM Sales & Marketing"), and has been President and Chief Executive Officer of MM Sales & Marketing since its inception in 1980. Mr. Mehrlich's previous sales and marketing experience includes serving as Director of Marketing for Dynabyte Corporation, a microcomputer hardware manufacturer, and as a regional sales representative for Texas Instruments, Component Sales Division. Mr. Mehrlich received a degree in Electrical Engineering from the Milwaukee School of Engineering in 1970.

     Lee A. Robbins has been Vice President of the Company since November 1996 and Chief Financial Officer since the consummation of the Offering. From July 1995 through November 1996, Mr. Robbins served as Vice President and Chief Financial Officer of American Ophthalmic Incorporated, a physician practice management company. From 1985 to June 1995, he was Vice President and Chief Financial Officer of Puritan-Bennett Corporation, a respiratory equipment company. Before entering the health care management industry in 1985, Mr. Robbins held a number of financial positions with Armco Inc., a Fortune 500 company based in Middletown, Ohio. Mr. Robbins received a B.S. in Accounting from the University of Cincinnati and an M.B.A. from Xavier University.

     John P. Sessions has been Vice President and Chief Operating Officer of the Company since April 1997. Prior to joining the Company, Mr. Sessions was employed as Executive Vice President and Chief Operating Officer of Companion Technologies, Inc., a subsidiary of Blue Cross/Blue Shield of South Carolina, from 1995 to 1997. From 1986 to 1995, Mr. Sessions served as Vice President and Chief Operating Officer of Companion Technologies, Inc. Mr. Sessions graduated from the Electronic Computer Programming Institute of the University of South Carolina in 1968 with a degree in Computer Science.

     Frederick B. Karl, Jr. has been Vice President, General Counsel and Secretary of the Company since the consummation of the Offering and became a director in April 1997. Mr. Karl has been the General Counsel of MM Research & Development since 1988, and also has served as a Vice President of MM Research & Development since 1990. Mr. Karl provided legal services to MM Research & Development from 1984 through 1988 while he was in private practice. Mr. Karl received a B.A. from Florida State University in 1977 and a J.D. from the University of Florida College of Law in 1981.

     Courtney F. Jones has been a director of the Company since April 1997. Mr. Jones has served as Director, Chairman of the Audit Committee and Member of the Executive Committee of First Data Corporation since its inception in 1992. Prior to that, Mr. Jones served as Managing Director in the Investment Banking Division of Merrill Lynch & Co., Inc. from 1989 to 1990, Director, Executive Vice President and Chief Financial Officer of Merrill Lynch & Co. from 1985 to 1989 and Secretary to the Finance Committee of the Board of Directors and Treasurer of General Motors Corporation from 1982 to 1985. Mr. Jones received his B.S. degree from Wayne State University in 1963 and his M.B.A. degree from the University of Chicago in 1968.

     Raymond Kurzweil has been a director of the Company since April 1997. Mr. Kurzweil is the founder of Kurzweil Applied Intelligence, Inc. ("KAI") and has served as Chief Technology Officer of KAI since its inception in 1982. KAI has executed a definitive agreement to be acquired by a third party. Upon the consummation of this acquisition, Mr. Kurzweil will no longer be an employee of KAI, but will serve as a consultant to KAI. Mr. Kurzweil has also served as the Chairman and Chief Executive Officer of Kurzweil Educational Systems, Inc. and Kurzweil Technologies, Inc. since 1996 and 1995, respectively. Mr. Kurzweil also serves on the Board of Directors of Wang Laboratories, Inc. Mr. Kurzweil received a B.S. degree in Computer Science and Literature from Massachusetts Institute of Technology in 1970.

     Chris A. Peifer has been a director of the Company since April 1997. Mr. Peifer has been the President of Tice Financial Services, Inc. ("Tice") in Tampa, Florida since 1987. Prior to joining Tice, Mr. Peifer was Chairman and Chief Executive Officer of EESCO, Inc., a regional distributor of electrical equipment headquartered in Chicago, IL, from 1985 to 1987. From 1982 to 1985, Mr. Peifer was President and Chief Executive Officer of Bass & Company of Atlanta, GA. Mr. Peifer was a founder and served as a director of The Commercial Bank of Georgia from 1988 to 1996. Mr. Peifer has served as a director of PrimeSource of Dallas, Texas from 1989 to the present. Mr. Peifer received a B.A. degree from Denison University in 1970 and an M.B.A. degree from the Kellogg School at Northwestern University.

BOARD CLASSIFICATION

     The Board is divided into three classes, with directors serving staggered three-year terms, expiring at the annual meeting of stockholders in 1997, 1998 and 1999, respectively. At each annual meeting of stockholders, one class of directors will be elected for a full term of three years to succeed that class of directors whose terms are expiring. Mr. Singer has the right to designate up to two directors of the Company. See "Certain Transactions."

MEETING OF THE BOARD OF DIRECTORS

     The Board did not hold any formal meetings during the fiscal year ended December 31, 1996, but acted on five occasions by unanimous written consent in lieu of a meeting of the Board.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board has the responsibility for establishing broad corporate policies and for the overall performance of the Company. The Board has established an Audit Committee and a Compensation Committee, each of which consists solely of independent directors, to assist it in carrying out its duties. Neither the Audit Committee nor the Compensation Committee existed during the fiscal year ended December 31, 1996.

     The Audit Committee is responsible for recommending to the Board the selection of the independent certified public accountants, reviewing the arrangements and scope of the independent audit, and reviewing all financial statements. Messrs. Jones, Kurzweil and Peifer comprise the membership of the Audit Committee.

     The Compensation Committee is responsible for making recommendations to the Board concerning executive compensation, including base salaries, bonuses and criteria for their award, stock option plans, stock option grants and other benefits. The Compensation Committee also administers the Company's 1996 Long Term Incentive Plan and 1996 Non-Employee Directors Stock Plan. Messrs. Jones, Kurzweil and Peifer comprise the membership of the Compensation Committee.

DIRECTOR COMPENSATION

     Directors who are also employees of the Company or one of its subsidiaries will not receive additional compensation for serving as directors. Under the Company's current compensation policy, non-employee directors will receive an annual retainer of $2,000, plus a $1,000 fee for attending each meeting of the Board and each Board committee meeting. Such cash fees may, at the election of the director, be paid instead in the form of shares of Common Stock or be deferred in the form of "deferred shares" under the Company's 1996 Non-Employee Directors' Stock Plan. In addition, under such plan, each non-employee director will automatically receive an option to acquire, at the then current market price, a specified number of shares of Common Stock (currently 10,000 shares) upon such person's initial election as a director, and, subject to a limited exception, an annual option to acquire, at the then current market price, a specified number of shares (currently 5,000 shares) at each annual meeting of the Company's stockholders thereafter at which such director is re-elected or remains a director. Directors also will be reimbursed for out-of-pocket expenses incurred in attending meetings of the Board or committees thereof, in their capacity as directors. The Board will periodically review and may revise the compensation policies for non-employee directors.

EXECUTIVE COMPENSATION

     The Company was incorporated in July 1996, conducted no significant operations and generated no revenue prior to the closing of the Offering and did not pay any of its executive officers compensation during 1996, except for Mr. Robbins, whose employment commenced on November 25, 1996.

     Each of Messrs. Singer, Kang, Mehrlich, Karl and Robbins has entered into an employment agreement with the Company providing for an annual base salary of $150,000 and a bonus to be determined annually pursuant to an incentive bonus plan to be established by the Company. Each employment agreement is for a term of five years. Effective as of the expiration of such initial five-year term and as of each anniversary date thereof, the term shall be extended automatically for an additional 12-month period on the same terms and conditions existing at the time of renewal unless, not later than two months prior to each such respective date, the Company shall have given notice to the employee that the terms shall not be so extended. Each of these agreements provides that, in the event of a termination of employment by the Company without cause (other than upon the death or disability of the employee) or by the employee for good reason (including a notice of termination by such employee following a change of control of the Company, as defined in the employment agreement, or the non-renewal of the employment agreement by the Company), the employee shall be entitled to severance payments equal to the employee's base salary as in effect immediately prior to such termination over the longer of the then-remaining term or 24 months (the "Severance Period"). The employee will also be entitled to coverage under the group medical care, disability and life insurance benefit plans or arrangements in which the employee is participating at the time of termination, for the continuation of the Severance Period, provided that the employee does not have comparable substitute coverage from another employer. Each employment agreement contains a covenant not to compete with the Company during the period of employment, as well as during the Severance Period, without the prior approval of the Board.

1996 LONG-TERM INCENTIVE PLAN

     As of September 1996, the Board and the Company's stockholders approved the Company's 1996 Long-Term Incentive Plan (the "Plan"). The maximum number of shares of Common Stock that may be subject to outstanding awards may not exceed the greater of 2,000,000 shares or 10% of the aggregate number of shares of Common Stock outstanding. Awards may be settled in cash, shares, other awards or other property, as determined by the Compensation Committee. The number of shares reserved or deliverable under the Plan and the annual per-participant limit is subject to adjustment in the event of stock splits, stock dividends and other extraordinary corporate events. The purpose of the Plan is to provide executive officers (including directors who also serve as executive officers), key employees, consultants and other service providers with additional incentives by enabling such persons to increase their ownership interests in the Company. Individual awards under the Plan may take the form of one or more of:
(i) either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"); (ii) stock appreciation rights ("SARs"); (iii) restricted or deferred stock; (iv) dividend equivalents; (v) bonus shares and awards in lieu of Company obligations to pay cash compensation; and (vi) other awards the value of which is based in whole or in part upon the value of the Common Stock. Upon a change of control of the Company (as defined in the Plan), certain conditions and restrictions relating to an award with respect to the exercisability or settlement of such award will be accelerated.

     The Compensation Committee will administer the Plan and generally select the individuals who will receive awards and the terms and conditions of those awards (including exercise prices, vesting and forfeiture conditions, performance conditions and periods during which awards will remain outstanding). The number of shares deliverable upon exercise of ISOs is limited to 500,000, and the number of shares deliverable as non-performance based restricted stock and deferred stock, is limited to 500,000. Shares of Common Stock that are attributable to awards that have expired, terminated or been canceled or forfeited or otherwise terminate without delivery of shares are available for issuance or use in connection with future awards. The Plan also provides that no participant may be granted in any calendar year awards settleable by delivery of more than 250,000 shares, and limits payments under cash-settled awards in any calendar year to an amount equal to the fair market value of that number of shares.

     The Company generally will be entitled to a tax deduction equal to the amount of compensation realized by a participant through awards under the Plan, except (i) no deduction is permitted in connection with ISOs if the participant holds the shares acquired upon exercise for the required holding periods; and
(ii) deductions for some awards could be limited under the $1 million deductibility cap of Section 162(m) of the Internal Revenue Code. This limitation, however, should not apply to awards granted under a plan during a grace period of up to three years following the Offering, and should not apply to certain options, SARs and performance-based awards granted thereafter if the Company is in compliance with certain requirements under Section 162(m).

     The Plan will remain in effect until terminated by the Board. The Plan may be amended by the Board without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any Federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

     In connection with the Offering, NQSOs to purchase a total of 1,536,900 shares of Common Stock of the Company were granted on February 4, 1997 as follows: 140,000 shares to Mr. Karl, 100,000 shares to Mr. Robbins, and 1,296,900 shares to employees of and a consultant to the Company and the Founding

Companies. Each of the foregoing options has an exercise price of $11 per share. All of these options will vest as to 25% each on the date that is six months, 18 months, 30 months and 42 months after the date of grant, and generally will expire on the earlier of 10 years after the date of grant or three months after termination of employment. If termination is for cause, all options will terminate immediately. In addition, under the employment agreements described above, if termination is without cause or if the employee leaves for good reason all unrated options will become immediately vested and exercisable and remain exercisable for the longer of three months or the duration of the severance periods provided thereunder. Subsequent to the Offering, NQSOs to purchase a total of 130,000 share were granted as follows: 100,000 shares to Mr. Sessions, 20,000 shares to Mr. Robbins and 10,000 to Mr. Jones. The options were granted to Mr. Sessions on April 30, 1997 at an exercise price of $11.00 per share, the options were granted to Mr. Robbins on May 1, 1997 at an exercise price of $11.00 per share and the options were granted to Mr. Jones, in his capacity as a consultant to the Company, on April 30, 1997 at an exercise price of $8.875 per share. These subsequently granted options will vest and terminate as described above, except with respect to the options granted to Mr. Jones which will fully vest on April 30, 1998 and will expire on the earlier of 10 years after the date of grant or one year after the termination of Mr. Jones's service as a director of the Company. In addition, 50,000 shares of Common Stock were awarded to Mr. Sessions on April 18, 1997, the date of the execution of his employment agreement with the Company. These shares will vest in six equal annual installments beginning on April 18, 1998, the first anniversary of the execution of Mr. Sessions employment agreement.

1996 NON-EMPLOYEE DIRECTORS' STOCK PLAN

     The Company's 1996 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which was adopted by the Board and approved by the Company's stockholders as of September 1996, provides for the automatic grant to each non-employee director of an initial option to purchase 10,000 shares upon such person's initial election as a director. In addition, the Directors' Plan provides for an automatic annual grant to each non-employee director of an option to purchase 5,000 shares at each annual meeting of stockholders following the Offering, provided, however, that a director will not be granted an annual option if he or she was granted an initial option during the preceding three months. The number of shares to be subject to initial or annual options granted after the first annual meeting of stockholders following the Offering may be altered by the Board. A total of 250,000 shares are reserved for issuance under the Directors' Plan. The number of shares reserved, as well as the number to be subject to automatically granted options, will be adjusted in the event of stock splits, stock dividends and other extraordinary corporate events.

     Options granted under the Directors' Plan will have an exercise price per share equal to the fair market value of a share at the date of grant. Options will expire at the earlier of 10 years after the date of grant or one year after termination of service as a director. Options will become exercisable one year after the date of grant, subject to acceleration by the Board, and will be forfeited upon termination of service as a director for reasons other than death or disability unless the director served for at least 11 months after the date of grant or the option was otherwise exercisable at the date of termination. In addition, the Directors' Plan permits non-employee directors to elect to receive, in lieu of such directors' fees, shares or credits representing "deferred shares" to be settled at future dates, as elected by the director. The number of shares or deferred shares received will be equal to the number of shares which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees. Each "deferred share" will be settled by delivery of a share of Common Stock at such time as may have been elected by the director prior to the deferral.

     In connection with the appointment of Messrs. Jones, Kurzweil and Peifer as directors on April 30, 1997, stock options to purchase 10,000 shares of Common Stock each were granted to Messrs. Jones, Kurzweil and Peifer. These stock options have an exercise price of $8.875 per share, the fair market value of the Common Stock on the date of grant, and fully vest on April 30, 1998.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for making recommendations to the Board concerning executive compensation, including base salaries, bonuses and the bases for their award, stock option plans and other benefits. Each of the members of the Compensation Committee is an independent outside director of the Company.

     Although the Compensation Committee was recently formed and has not yet formally met, the Committee expects to generally consider the overall performance of the Company during the current fiscal year, the individual executive officer's contribution to the achievement of operating goals and business objectives and the levels of compensation of companies which, in the view of the Compensation Committee, are similar in size and development to the Company. The Compensation Committee has not targeted a specific compensation level comparable to such companies, but intends to review such data for assurance that the Company's compensation package is competitive in the industry.

     It is the Compensation Committee's view that senior executives' interests should complement those of stockholders. Accordingly, it is anticipated that a substantial portion of senior executive compensation above a base salary will be provided through bonuses tied to certain indicators of Company performance and through the grant of stock options, thus creating incentives for executives to achieve long term Company objectives and increase stockholder value.

                                          Courtney F. Jones
                                          Raymond Kurzweil
                                          Chris A. Peifer

                                          As Members of the Compensation
                                          Committee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee was an officer or employee of the Company or of any of its subsidiaries during the prior year or was formerly an officer of the Company or of any of its subsidiaries. During the last fiscal year none of the executive officers of the Company have served on the board of directors or compensation committee of any other entity, any of whose officers served either on the Board of the Company or on the Compensation Committee of the Company.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of the Record Date regarding the beneficial ownership of the Common Stock of the Company by (i) each person known to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each of the Company's directors; (iii) each executive officer; and (iv) all executive officers and directors as a group. Each person listed below has an address in care of the Company's principal executive offices, except as otherwise indicated, and has sole voting and investment power with respect to his shares unless otherwise indicated.

                                                              SHARES BENEFICIALLY OWNED
                                                              --------------------------
                            NAME                                 NUMBER        PERCENT
                            ----                              ------------    ----------
Michael A. Singer...........................................     6,395,000        34.2%
John H. Kang................................................       515,614         2.8%
Richard W. Mehrlich.........................................     2,210,000        11.8%
Lee A. Robbins(1)...........................................        30,000           *
John P. Sessions(2).........................................         1,000           *
Frederick B. Karl, Jr.(3)...................................        36,000           *
Courtney F. Jones(4)........................................             0           0
Raymond Kurzweil(5).........................................             0           0
Chris A. Peifer(6)(7).......................................        96,636           *
Electronic Data Systems Corporation.........................     1,221,896         6.5%
  5400 Legacy Drive
  Plano, Texas 75024-3105
All executive officers and directors as a group (9
  persons)..................................................     9,284,250        49.6%

---------------

(1) Includes 25,000 shares underlying options which are exercisable within 60 days of the date hereof. Does not include 95,000 shares issuable in connection with options that are not exercisable within 60 days of the date hereof.
(2) Excludes 50,000 shares of Common Stock awarded to Mr. Sessions on April 18, 1996, the date of the execution of his employment agreement with the Company, which share award vests in six equal annual installments beginning on April 18, 1998. Also excludes 100,000 shares issuable in connection with options that are not exercisable within 60 days of the date hereof.
(3) Includes 35,000 shares underlying options which are exercisable within 60 days of the date hereof. Does not include 105,000 shares issuable in connection with options that are not exercisable within 60 days of the date hereof.
(4) Excludes 20,000 shares issuable in connection with options that are not exercisable within 60 days of the date hereof.
(5) Excludes 10,000 shares issuable in connection with options that are not exercisable within 60 days of the date hereof.
(6) Excludes 10,000 shares issuable in connection with options that are not exercisable within 60 days of the date hereof.
(7) Mr. Peifer acquired 51,636 of the 96,636 beneficially owned shares in connection with the Company's acquisition of MM Southeast, which was one of the Founding Companies.

                              CERTAIN TRANSACTIONS

ORGANIZATION OF THE COMPANY

     Simultaneously with the closing of the Offering, the Company acquired by merger all of the issued and outstanding stock of the five Founding Companies, at which time each Founding Company became a wholly-owned subsidiary of the Company (the "Mergers"). The aggregate consideration paid by the Company in the Mergers was approximately $175.7 million, consisting of approximately $46.9 million in cash and 11,705,470 shares of Common Stock. The factors considered by the Company in determining the consideration paid included, among others, the historical operating results, the net worth, the amount and type of indebtedness and the future prospects of the Founding Companies. Certain of the Founding Companies have made distributions or issued notes totaling approximately $5.5 million, representing S corporation earnings previously taxed to their respective stockholders.

     Pursuant to the agreements entered into in connection with the Mergers, the stockholders of the Founding Companies agreed not to compete with the Company for five years, commencing February 4, 1997.

     The aggregate consideration paid by the Company for each of the Founding Companies was as follows: MM Research & Development: $105.1 million, consisting of $35.0 million paid in cash and 6,370,000 shares of Common Stock; MM Sales &
Marketing: $33.7 million, consisting of $9.3 million paid in cash and 2,210,000 shares of Common Stock; MM Southeast: $28.5 million, consisting of 2,595,645 shares of Common Stock; RTI Business Systems, Inc. ("MM RTI"): $5.6 million, consisting of $1.8 million paid in cash and 350,000 shares of Common Stock; and Systems Management, Inc. ("MM SMI"): $2.8 million, consisting of $0.8 million paid in cash and 179,825 shares of Common Stock.

     In connection with the Mergers, and as consideration for their interests in the Founding Companies, certain executive officers, directors and holders of more than 5% of the outstanding shares of Common Stock of the Company received, directly or indirectly, cash and shares of Common Stock of the Company as follows: Mr. Singer -- $35.0 million and 6,370,000 shares of Common Stock; Mr. Kang -- 490,621 shares of Common Stock; Mr. Mehrlich -- $9.3 million and 2,210,000 shares of Common Stock; and Mr. Peifer -- 51,636 shares of Common Stock.

     In connection with the Mergers, the Company has agreed that for so long as Mr. Singer beneficially owns at least 10% of the issued and outstanding Common Stock of the Company, Mr. Singer will have the right to designate two individuals to serve as directors on the Board if the Board consists of six or more members and one individual to serve as a director if the Board consists of five or fewer members. Since the Board currently consists of seven members, Mr. Singer has the right to designate two members of the Board.

CERTAIN INDEBTEDNESS

     Prior to the Offering, certain of the Founding Companies incurred indebtedness that was personally guaranteed by their respective stockholders. At February 1, 1997, the aggregate amount of indebtedness of the Founding Companies that was subject to such personal guarantees was approximately $5.5 million. The Company repaid substantially all of such indebtedness immediately prior to the consummation of the Mergers. The Company also repaid all of the indebtedness owed to Mr. Kang, which aggregated approximately $400,000, immediately prior to the consummation of the Mergers.

     In addition, Messrs. Singer and Kang each made an interest-free loan of $50,000 to the Company to be used for working capital purposes. Such loans were repaid out of the proceeds of the Offering.

REAL ESTATE AND OTHER TRANSACTIONS

     MM Research & Development leases property in Alachua, Florida that is owned by a company controlled by Mr. Singer and a member of his family. MM Research & Development is responsible for all real estate taxes, insurance and maintenance relating to the property. The term of the lease is through March 31, 1999 and provides for two one-year extensions in favor of MM Research & Development. The lease commenced on

April 1, 1996 and provides for annual rentals of approximately $320,000. The Company believes that the rent for such property does not exceed the fair market rental value thereof.

     Certain property owned by MM Systems Management with a net book value of $283,000 was distributed to an entity controlled by the stockholders of MM Systems Management and is leased to the Company. The lease is for a term of five years with three renewal options for five years each and provides for annual rent of approximately $83,160. MM Systems Management is responsible for all real estate taxes, insurance and maintenance. The Company believes that the rent for such property does not exceed the fair market rental value thereof.

     Mr. Mehrlich owns a 90% interest in Professional Management Systems, Inc. ("PMSI"), an independent dealer for The Medical Manager system in the greater Chicago, Illinois area. He acquired the interest in February 1996. MM Sales & Marketing recognized revenue, primarily from software license, from PMSI totaling approximately $243,000 and $255,000 for 1995 and 1996, respectively.

COMPANY POLICY

     The Company intends that any transactions with executive officers, directors and holders of more than 5% of the Common Stock (including any transactions with respect to PMSI) will be approved by a majority of the Board, including a majority of the disinterested members of the Board.

                       PROPOSAL 1.  ELECTION OF DIRECTORS

     At the Annual Meeting, two directors will be elected to serve on the Company's Board. The two directors will be elected to serve until the 2000 Annual Meeting of stockholders (or until their successors are elected and qualified).

     It is intended that proxies will be voted for the following nominees, each to serve a three year term ending at the 2000 Annual Meeting of Stockholders:
John H. Kang and Frederick B. Karl, Jr. Brief biographies of each of the nominees for director are set forth under "Directors and Executive Officers" above.

     The affirmative vote of a plurality of the votes cast by the shares of the Company's issued and outstanding Common Stock present at the meeting, either in person or by proxy, is required to approve this proposal.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RE-ELECTION OF JOHN H. KANG AND THE ELECTION OF FREDERICK B. KARL, JR. AS DIRECTORS.

                     PROPOSAL 2.  RATIFICATION OF AUDITORS

     The Board has approved the Company's engagement of the firm of Coopers & Lybrand LLP as the Company's independent auditors for the fiscal year ending December 31, 1997. Coopers & Lybrand LLP has served as the Company's independent auditors since the Company's inception in 1996, and is familiar with the Company's business and management. The Board believes that Coopers & Lybrand LLP has the personnel, professional qualifications and independence necessary to act as the Company's independent auditors.

     Representatives of Coopers & Lybrand LLP are expected to appear at the Annual Meeting, to make a statement, if they wish to do so, and to be available to answer appropriate questions from stockholders at that time.

     Although stockholder approval of the Company's auditors is not required, the Board is submitting such engagement to a vote of the Company's stockholders. Approval of this proposal will require the affirmative vote of a majority of the Company's outstanding Common Stock in attendance at the meeting, voting in person or by proxy.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF COOPERS & LYBRAND LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

                                 OTHER MATTERS

     The Board is not aware of any other business that may come before the meeting. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy-holders.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1998 Annual Meeting of Stockholders of the Company must be received by the Company not later than January 31, 1998 at its principal executive offices, 3001 North Rocky Point Drive, Suite 100, Tampa, Florida 33607, Attention: Frederick B. Karl, Jr., Vice President, General Counsel and Secretary, for inclusion in the proxy statement and form of proxy relating to the 1998 Annual Meeting of Stockholders.

                             ADDITIONAL INFORMATION

     The Company will furnish without charge to any stockholder submitting a written request, the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Such written request should be directed to the Company, attention: Frederick B. Karl, Jr., Vice President, General Counsel and Secretary at the address set forth above.

                                     PROXY

                          MEDICAL MANAGER CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     Michael A. Singer and John H. Kang, each with power of substitution, are hereby authorized to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Medical Manager Corporation to be held on July 29, 1997, or any postponements or adjournments thereof, as indicated on the reverse side.

     THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES AND FOR PROPOSAL 2 SET FORTH ON THE OTHER SIDE. AS TO ANY OTHER MATTER, SAID PROXIES SHALL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT.

     The undersigned hereby acknowledges receipt of the Notice of the 1997 Annual Meeting of Stockholders, the Proxy Statement and the Annual Report to Stockholders for the fiscal year ended December 31, 1996 furnished herewith.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)








A [X] PLEASE MARK YOUR
      VOTES AS INDICATED
      IN THIS EXAMPLE.

                          A VOTE FOR ALL NOMINEES AND FOR PROPOSAL 2 IS RECOMMENDED BY THE BOARD OF DIRECTORS


1. To Elect John H. Kang and Frederick B. Karl, Jr.                 2. To Ratify the selection of Coopers & Lybrand as
   as Directors                                                        as the Company's Independent Auditors for the
                                                                       Fiscal Year Ending December 31, 1997

                  FOR    WITHHELD                                               FOR     AGAINST   ABSTAIN
                  [ ]      [ ]                                                  [ ]       [ ]       [ ]

For except vote withheld from the following                         3. In their discretion, the Proxies are authorized to vote upon
nominee(s):                                                            such other business as may properly come before the meeting.

-------------------------------------------                         Change of Address and or Comments Mark Here.

                                                                    --------------------------------------------

                                                                    --------------------------------------------

                                                                    --------------------------------------------

                                                                    PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS
                                                                    PROXY CARD USING THE ENCLOSED ENVELOPE.






SIGNATURE   ________________________________________________________________________________________________ DATE _________, 1997

SIGNATURE IF HELD JOINTLY __________________________________________________________________________________ DATE _________, 1997
